Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 102
dated August 29, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – September 22, 2006

97% Protected Commodity-Linked Notes due March 30, 2009
Based on the Performance of a Basket of Two Commodity Indexes and a Physical Commodity

Issue Price	:	$1,000 (100%)

Aggregate Principal Amount	:	$6,000,000

Basket Commodity	:	Initial Strike	Bloomberg Ticker	Basket Weighting
		Price
Goldman Sachs Corn Index® - Excess Return
(“GSCI corn Index”)	:	11.71041	GSCCCNER Index	33.333%
Goldman Sachs Sugar Index® - Excess Return
(“GSCI sugar Index”)	:	20.98602	GSCCSBER Index	33.333%
Reformulated Gasoline Blendstock for
Oxygen Blending (“RBOB gasoline”)	:	151.99	XB1 COMDTY	33.333%

Maximum Payment at Maturity	:	$1,470

Minimum Payment at Maturity	:	$970

Participation Rate	:	100%

Averaging Period	:	With respect to the GSCI Corn Index and the GSCI Sugar Index, each of the 16 Index Business Days commencing March 2, 2009; with respect to RBOB gasoline each of the 16 Trading Days commencing March 2, 2009

Pricing Date	:	September 22, 2006

Original Issue Date (Settlement Date)	:	September 29, 2006

Listing	:	None

CUSIP	:	617446ZU6

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$20 per Note

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“GSCI®” is a registered mark of Goldman Sachs & Co., and has been licensed for use by Morgan Stanley. The Notes are not sponsored, endorsed, sold or promoted by GS & Co. and GS & Co. makes no representation regarding the advisability of investing in the Notes.

Preliminary Pricing Supplement No. 102 dated August 29, 2006 Prospectus Supplement dated January 25, 2006 Prospectus dated January 25, 2006